EXHIBIT 10.69

March 8, 2013

Meadows Office, L.L.C.

900 Route 9 North

Woodbridge, NJ 07095

Attn: John A. Saraceno

RE:	Lease dated October 9, 2007 (the “Lease”) 201 Route 17 North, Meadows Office Complex, Rutherford, New Jersey Amendment to April 6, 2012 Letter Agreement concerning the Letter of Credit (the “LOC”)

Dear John,

This letter will memorialize our agreement this morning to revise our Letter Agreement dated April 6, 2012 as follows:

•

If CGI is able, by April 30, 2013, to demonstrate to the reasonable satisfaction of Meadows that CGI has raised capital for the Company’s business (by private investment, private or public financing, or loan financing), in the amount of at least $16,000,000, then (provided CGI has not, during the period from the date of this letter through the date of such funding, defaulted in the performance of its obligations under the Lease), from and after the date of such funding, the amount of the security deposit required to be maintained by CGI under the Lease shall be reduced to $250,000, for which an LOC is currently in place with Chase bank.

•	All other terms of the Letter Agreement remain in effect.

Please sign and date below to indicate your agreement.

Thank you for your help and flexibility in resolving this matter. As our business expands, we look forward to discussing our additional space needs with you in the future.

Sincerely,

/s/ Panna Sharma

Panna Sharma	Accepted by:	/s/ John A. Saraceno
Chief Executive Officer		John A. Saraceno, Meadows Office, L.L.C.
Cancer Genetics, Inc
201 Route 17 North	Date:	March 8, 2013
Rutherford, NJ 07070